FILED
In the Office of the
Secretary of State of Texas

NOV 18 1998

Corporations Section
ARTICLES OF INCORPORATION
OF
LOGAN’S ROADHOUSE OF TEXAS, INC.
     The undersigned, acting as incorporator of a corporation under the Texas Corporation Act, does hereby adopt the following Articles of Incorporation for such corporation
ARTICLE ONE
     The name of the corporation is LOGAN’S ROADHOUSE OF TEXAS, INC.
ARTICLE TWO
     The period of its duration is perpetual.
ARTICLE THREE
     The purpose for which the corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.
ARTICLE FOUR
     The aggregate number of shares which the corporation shall have the authority to issue is Ten Thousand (10,000) shares at no par value. Each share of stock shall have identical rights and privileges in every respect.
ARTICLE FIVE
     The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand and No/100 ($1,000.00) Dollars, consisting of money, labor done and property actually received.
ARTICLE SIX
     The street address of its initial registered office is 5524 Bee Caves Road, Suite K-2B, Austin, Texas 78746, and the name of its initial registered agent at such address is Robert A. Dennison III.
ARTICLE SEVEN
     The number of directors constituting the initial Board of Directors is three (3), the name and address of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:
Ralph W. McCracken
205 Sheffield Place
Nashville, Tennesee 37215

Robert A. Dennison III
5524 Bee Caves Road, Suite K-2B
Austin, Texas 78746
Russell S. Buster
P.O. Box 32
Marble Falls, Texas 78654
ARTICLE EIGHT
     A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any act or omission in the director’s capacity as a director, except to the extent otherwise expressly provided by the Texas Miscellaneous Corporation Laws Act and/or the Texas Business Corporation Act, as such statutes now exist or may hereafter be amended. Any repeal or modification of this paragraph by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE NINE
     The name and address of the incorporator is:
Robert A. Dennison III
5524 Bee Caves Road, Suite K-2B
Austin, Texas 78746
Signed on: November 18, 1998.

/s/ Robert A. Dennison III
Robert A. Dennison III

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